UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-12521

                        Swisher International Group Inc.
              ----------------------------------------------------
              (Exact name of registrant as specified in it charter)

                 20 Thorndal Circle, Darien, Connecticut 06820
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Class A Common Stock, par value, $0.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
         --------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4 (a) (1) (i)   /X/            Rule 12h-3 (b) (1) (i)   /X/
     Rule 12g-4 (a) (1) (ii)  /_/            Rule 12h-3 (b) (1) (ii)  /_/
     Rule 12g-4 (a) (2) (i)   /_/            Rule 12h-3 (b) (2) (i)   /_/
     Rule 12g-4 (a) (2) (ii)  /_/            Rule 12h-3 (b) (2) (ii)  /_/
                                             Rule 15d-6               /_/


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Approximate number of holders of record as of the certification or notice date:

                                                         Class A Common Stock: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Swisher International Group Inc. has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

Dated June 16, 1999                     By: /s/ William Ziegler, III
                                            ------------------------------------
                                            Name:  William Ziegler, III
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer